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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 333-4578

                           CAFETERIA OPERATORS, L.P.
             (Exact name of registrant as specified in its charter)

                3001 E. PRESIDENT GEORGE BUSH HIGHWAY, SUITE 200
                            RICHARDSON, TEXAS 75082
                                 (972) 808-2901
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                 12% SENIOR SECURED NOTES DUE DECEMBER 31, 2001
            (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

                                      NONE
           (TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY
             TO FILE REPORTS UNDER SECTION 13(a) OR 15(d) REMAINS)

    PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

           Rule 12g-4(a)(1)(i)  [X]           Rule 12h-3(b)(1)(ii) [ ]
           Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(2)(i)  [ ]
           Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(ii) [ ]
           Rule 12g-4(a)(2)(ii) [ ]           Rule 15d-6           [ ]
           Rule 12h-3(b)(1)(i)  [X]

APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE DATE:0

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, CAFETERIA OPERATORS, L.P. HAS CAUSED THIS CERTIFICATION/NOTICE TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

DATE: MAY 9, 2001

                                        CAFETERIA OPERATORS, L.P.

                                        BY:  FURR'S RESTAURANT GROUP, INC.
                                             ITS: GENERAL PARTNER

                                               BY: /s/ PAUL G. HARGETT
                                                   -----------------------------
                                                   NAME: PAUL G. HARGETT
                                                   ITS: EXECUTIVE VICE PRESIDENT